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                                                                    Exhibit 23.1

                      [Letterhead of KPMG Peat Marwick LLP]

The Board of Directors
Republic New York Corporation

We consent to incorporation by reference in the Registration Statement dated December 16, 1997 for the offering of $1,000,000,000 of Securities on Form S-3 of Republic New York Corporation, Republic New York Capital III and Republic New York Capital IV of our report dated January 14, 1997, relating to the consolidated statements of condition of Republic New York Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and the consolidated statements of condition of Republic National Bank of New York as of December 31, 1996 and 1995, which report appears on page 63 of the 1996 Republic New York Corporation Annual Report to Stockholders, in the Republic New York Corporation Annual Report on Form 10-K.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP

New York, New York
December 16, 1997